EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-86599 and 33-91003 of Citizens Bancshares Corporation on Form S-8 and Form S-3, respectively, of our report dated April 12, 2004, appearing in the Annual Report on Form 10-K of Citizens Bancshares Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
April 12, 2004